EXHIBIT F

[Deloitte Anjin LLC Letterhead]

To the Board of Directors

The Export-Import Bank of Korea

16-1 Yoido-Dong

Youngdungpo-Gu

Seoul, 150-996

Korea

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus, constituting a part of the Registration Statement or amendment thereto to be filed with the United States Securities and Exchange Commission under Schedule B of the United States Securities Act of 1933, as amended, of our report dated January 19, 2007] as set forth under the heading “Financial Statements and the Auditors”. We also consent to the reference to us under the heading “Expert” in such Registration Statement or amendment.

/s/ DELOITTE ANJIN LLC
Deloitte Anjin LLC
(member of Deloitte Touche Tohmatsu)

Seoul, Korea

May 3, 2007